Exhibit 99.1

AMERICAN FINANCE TRUST PROVIDES RENT COLLECTION UPDATE

NEW YORK – October 8, 2020 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that 91% of the original cash rent due for the third quarter of 2020 has been received as of October 2, 2020, including 96% of the original cash rent due in the Company’s single-tenant portfolio.

“Once again, we are reporting excellent rent collection for the third quarter,” said Michael Weil, CEO of AFIN. “Our collection rate continued to improve across our portfolio as compared to our second quarter results. The continued strength of our single tenant portfolio is evident with 96% rent collection in addition to a 14% increase in rent collected in the multi-tenant portfolio as compared to the second quarter as rent deferral agreements end and tenants resume paying full rent. With 91% of the original cash rent received, we believe our success on this front is largely due to the high-quality and resiliency of our necessity retail focused portfolio, which is primarily leased to investment grade or implied investment grade tenants including 80%1 of our top ten tenants in the portfolio.”

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that the information about third quarter 2020 rent collections includes additional rent collected with respect to July and August as compared to previously reported information due to ongoing collection efforts and third quarter 2020 rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed on August 6, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063

1	Percentage of top 10 tenants based on annualized straight-line rent as of June 30, 2020. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. Ratings information is as of June 30, 2020. Top 10 tenants are 72% actual investment grade rated and 8% implied investment grade rated.